EXHIBIT 10.26
CONSULTING AGREEMENT
DATED AS OF FEBRUARY 1, 2005
BETWEEN
SMITH & WESSON HOLDING CORPORATION
AND
ROBERT L. SCOTT

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CONSULTING AGREEMENT
     AGREEMENT made as of this first day of February 2005, by and between SMITH & WESSON HOLDING CORPORATION, a Nevada corporation (hereinafter called “Company”) and ROBERT L. SCOTT (hereinafter called “Consultant”).
W I T N E S S E T H:
     Company desires to engage Consultant and Consultant desires to accept such engagement, all on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:
     1. Engagement.
          (a) The Engagement. Company hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent contractor to perform the duties set forth in this Agreement.
          (b) Duties of Consultant. During Consultant’s engagement by Company pursuant to this Agreement, Consultant shall render such advice and recommendations to Company as Company may reasonably request with respect to sales, marketing, and special projects specified by the Chief Executive Officer of Company.
     2. Extent of Duties. Consultant shall devote such of Consultant’s business time, attention, and efforts as are reasonably necessary to the performance of Consultant’s duties under this Agreement, shall perform such duties faithfully and diligently, and shall not engage in same or similar activities for himself or any other person, firm, or entity while engaged by Company, provided that Consultant shall not be required to work more than 25 hours in any month other than when traveling on behalf of Company.

     3. Compensation.
          (a) Fixed Compensation. Company shall pay to Consultant as full compensation for the duties performed by Consultant during Consultant’s engagement under this Agreement, (i) a fee at a rate of $1,500 per month and (ii) a fee of $1,000 for each day that Consultant travels on Company business at the request of the Chief Executive Officer, in each case to be paid on the last day of each month during Consultant’s engagement hereunder, or in such other periodic installments upon which Company and Consultant shall mutually agree.
          (b) Reimbursement. Company shall reimburse Consultant for all travel and entertainment expenses and other ordinary and necessary business expenses incurred by Consultant in connection with the business of Company and Consultant’s duties under this Agreement. The term “business expenses” shall not include any item not deductible by Company for federal income tax purposes. To obtain reimbursement, Consultant shall submit to Company receipts, bills, or sales slips for the expenses incurred. Reimbursements shall be made by Company monthly within 10 days of presentation by Consultant of evidence of the expenses incurred.
     4. Term of Engagement.
          (a) Engagement Term. The term of Consultant’s engagement hereunder shall commence on February 1, 2005 and shall continue until January 31, 2006, unless terminated by either party giving written notice to the other not less than 60 days prior to the end of the then current term.
          (b) Termination Under Certain Circumstances. Notwithstanding anything to the contrary herein contained:

               (i) Consultant’s engagement shall be automatically terminated, without notice, effective upon the date of Consultant’s death;
               (ii) If Consultant shall fail, for a period of more than 30 consecutive days, or for 30 days within any 60-day period, to perform any of Consultant’s duties under this Agreement as the result of illness or other incapacity, Company may, at its option, upon notice to Consultant, terminate Consultant’s engagement effective on the date of that notice;
               (iii) If Consultant shall breach or violate any of the provisions of this Agreement, or fail to perform in a manner reasonably satisfactory to Company any of the duties required of Consultant and such breach, violation, or failure shall continue for a period of 10 days after Company shall have given Consultant written notice specifying the nature thereof in reasonable detail, Company may, at its option, upon notice to Consultant, terminate Consultant’s engagement effective on the date of that notice.
     5. Non-Solicitation and Confidential Information.
          (a) Non-Solicitation. During the period of Consultant’s engagement by Company and the period ending 12 months after the termination of Consultant’s engagement by Company, regardless of the reason therefor, Consultant shall not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, participant, or in any other capacity) (i) seek to hire or hire any employee of the Company for the purpose of having any such employee engage in services that are the same as or similar or related to the services such employee performed for the Company for a competitive business within the Restricted Territory or (ii) request any customer, supplier, dealer, or distributor to curtail or cancel its business with the Company; disclose the identity of any customer, supplier, dealer, or distributor of the Company; or solicit, canvass, or accept or authorize any person to solicit, canvass, or accept any customer, supplier, dealer, or distributor any business or other relationship for any competitive business within the Restricted Territory. As used herein, competitive business shall mean any business that sells or provides or attempts to sell or provide products or services the same as or substantially similar to the products or services sold or provided by Company; and the Restricted Territory shall mean those areas in which Company sells its products or renders its services.
          (b) Confidential Information. Consultant shall maintain in strict secrecy all confidential or trade secret information, whether patentable or not, relating to the business of Company (the “Confidential Information”) obtained by Consultant in the course of Consultant’s engagement, and Consultant shall not, unless first authorized in writing by Company, disclose to, or use for Consultant’s benefit or for the benefit of any person, firm, or entity at any time either during or subsequent to the term of Consultant’s engagement, any Confidential Information, except as required in the performance of Consultant’s duties on behalf of Company. For purposes hereof, Confidential Information shall include without limitation any engineering, drawings, or other reproductions or materials of any kind; any trade secrets, knowledge, or information with respect to processes, inventions, formulae, machinery, manufacturing techniques, or know-how; any business methods or forms; any names or addresses of customers or data on customers or suppliers; and any business policies or other information relating to or dealing with the purchasing, production, sales, or distribution policies or practices of Company.
          (c) Return of Books and Papers. Upon the termination of Consultant’s engagement with Company for any reason, Consultant shall deliver promptly to

Company all samples or demonstration models, catalogues, manuals, memoranda, drawings, and specifications; all cost, pricing, and other financial data; all customer information; all other written or printed materials that are the property of Company (and any copies of them); and all other materials that may contain Confidential Information relating to the business of Company, which Consultant may then have in Consultant’s possession whether prepared by Consultant or not.
          (d) Disclosure of Information. Consultant shall disclose promptly to Company, or its nominee, any and all ideas, designs, processes, and improvements of any kind relating to the business of Company, whether patentable or not, conceived or made by Consultant, either alone or jointly with others, during working hours or otherwise, during the entire period of Consultant’s engagement with Company, or within six months thereafter.
          (e) Assignment. Consultant hereby assigns to Company or its nominee, the entire right, title, and interest in and to all inventions, discoveries, and improvements, whether patentable or not, which Consultant may conceive or make during Consultant’s engagement with Company, or within six months thereafter, and which relate to the business of Company. Whenever requested to do so by Company, whether during the period of Consultant’s engagement or thereafter, Consultant shall execute any and all applications, assignments, and other instruments that Company shall deem necessary or appropriate to apply for, obtain, or maintain Letters Patent of the United States or of any foreign country or to protect otherwise the interest of Company therein.
          (f) Equitable Relief. In the event a violation of any of the restrictions contained in this paragraph is established, Company shall be entitled to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which Company may be entitled. In the event of a violation of any provision of subparagraph (a), (d) or (e) of this paragraph, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.
          (g) Restrictions Separable. Each and every restriction set forth in this paragraph is independent and severable from the others, and no restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.
     6. Miscellaneous.
          (a) Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received when delivered against receipt or when deposited in the United States mails, first class postage prepaid, addressed as set forth below:
               (i) If to Company:
Smith & Wesson Holding Corporation
2100 Roosevelt Avenue
Springfield, MA 01104-1606
Attention: Michael F. Golden
     with a copy, given in the manner prescribed above, to:
Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, AZ 85016
Attention: Robert S. Kant, Esq.

               (ii) If to Consultant:
Robert L. Scott
2310 W. Hazelhurst Drive
Anthem, AZ 85086
     Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.
          (b) Indulgences. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.
          (c) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the state of Massachusetts, notwithstanding any Massachusetts or other conflict-of-interest provisions to the contrary.
          (d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that neither party may assign or transfer such party’s rights or obligations under this Agreement without the prior written consent of the other party.

          (e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.
          (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
          (g) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
          (h) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
          (i) Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

          (j) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

SMITH & WESSON HOLDING CORPORATION
By:	/s/ Michael F. Golden
President

/s/ Robert L. Scott
Robert L. Scott

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